EXHIBIT (a)(1)(A)

                           ELBIT MEDICAL IMAGING LTD.

                OFFER TO PURCHASE FOR CASH UP TO AN AGGREGATE OF
                            2,800,000 ORDINARY SHARES
                     AT A PURCHASE PRICE OF $11.40 PER SHARE
           IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

     THIS OFFER EXPIRES, AND TENDER OF SHARES MAY BE WITHDRAWN AT ANY TIME PRIOR TO, 5:00 P.M., NEW YORK TIME, 12:00 MIDNIGHT, ISRAEL TIME, ON DECEMBER 27, 2004, UNLESS THE OFFER IS EXTENDED.

     Elbit Medical Imaging Ltd., a company organized under the laws of the State of Israel ("ELBIT" or the "COMPANY"), hereby invites its shareholders to tender up to an aggregate of 2,800,000 of its ordinary shares, par value NIS 1.00 per share (the "ORDINARY SHARES" or "SHARES"), at a price of $11.40 per Share (subject to withholding taxes, as applicable) (the "PURCHASE PRICE") in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, the Acceptance Notice and other related documents (which together constitute the "OFFER"). The Shares represent approximately 11.50% of the Company's issued and outstanding share capital1 (approximately 11.33% on a fully diluted basis2) and approximately 11.65% of the voting rights3 in the Company (approximately 11.48% on a fully diluted basis2).

     The Company will, upon the terms and subject to the conditions of the Offer, pay the Purchase Price for all shares validly tendered (and not properly withdrawn) and accepted for payment by the Company, upon the terms and subject to the conditions of the Offer, including the procedures pursuant to which shares will be accepted for payment and the proration provisions. If, pursuant to the terms of, and conditions to, the Offer, certificates are submitted representing more shares than are tendered (including by reason of proration), or we do not accept tendered shares for payment for any reason, certificates evidencing unpurchased shares will be returned to the tendering shareholder (or, in the case of shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the Offer. See Sections 1 and 6.

     The Offer is not conditioned upon any minimum number of shares being tendered. However, other conditions apply. See Section 6.

     The shares are listed and traded on the Nasdaq National Market ("NASDAQ") under the symbol "EMITF" and the Tel Aviv Stock Exchange Ltd. ("TASE"). On November 22, 2004, the last trading day on the Nasdaq and on the TASE prior to the announcement of the Offer, the closing sale price per Share as reported by Nasdaq was $9.60 and as reported by the TASE, was NIS 40.56, or $9.26, at the representative exchange rate published by the Bank of Israel on that day. In the six months preceding the commencement of the Offer, the average price of our Ordinary Shares as reported by Nasdaq was approximately $8.33 and, as reported by TASE, was approximately NIS 37.54, or $8.57 at the representative exchange rate published by the Bank of Israel on November 22, 2004. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their Elbit shares. See Section 8.

     Elbit's Board of Directors approved the Offer. However, neither the Board of Directors nor the Company makes any recommendation to you as to whether or not you should tender your shares. You must make your own decision whether or not to tender your shares, and if so, how many shares to tender.

     Europe-Israel (M.M.S.) Ltd ("EUROPE-ISRAEL"), our controlling shareholder, which holds approximately 55.17% of the Company's issued and outstanding share capital1 (approximately 54.39% on a fully diluted basis2) and approximately 55.90% of the voting rights3 in the Company (approximately 55.10% on a fully diluted basis2), has informed us that it intends to tender all of its shares. All our directors and officers who currently hold shares have informed us of their intention to participate in the Offer with respect to all of their holdings in the Company. For description of their share holdings, see Section
11. Elscint Limited, a public company, in which we hold approximately 58.98% of its issued and outstanding share capital and which is a holder of approximately 2.15% of our issued and outstanding share capital1 (approximately 2.12% on a fully diluted basis2) and approximately 2.18% of the voting rights3 in the Company (approximately 2.15% on a fully diluted basis2) has not informed us whether it intends to participate in the offer. The Company will not purchase more than 2,800,000 shares in this Offer. Consequently, because more shares are expected to be tendered than are to be purchased in the Offer, the Company expects to purchase shares on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional shares). See Sections 1.

            The Date of this Offer to Purchase is November 23, 2004.

----------

1    Excluding 42,400 shares held by the Company.

2 Assuming the exercise of 350,000 options held by Mr. Mordechay Zisser, the Executive Chairman of the Company's Board of Directors, which constitute, as of the date hereof, all of the Company's securities convertible into or exercisable for shares.

3 Excluding: (i) 42,400 shares held by the Company; and (ii) 318,756 shares (out of a total of 524,187 shares) held by Elscint Limited, a subsidiary of the Company, with respect to which Elscint does not have any voting rights by virtue of the Israeli Companies Law of 1999.

                                    IMPORTANT

     The Offer is being conducted simultaneously in the United States and Israel. We have filed this Offer to purchase, together with an English translation of the Hebrew language cover statement, as an exhibit to the Schedule TO that we filed with the United States Securities and Exchange Commission, or the SEC. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we refer as the Israeli Securities Law, and pursuant to an exemption we received from the Israel Securities Authority, or the ISA, we have also filed this Offer to purchase together with its Hebrew translation and Acceptance Notices of Holders of Israeli Shares (as defined herein) in Hebrew with the ISA and the TASE.

     We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Elbit shares in the Offer. You should rely only on the information contained in this Offer to Purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

                                   ----------

     Holders of Elbit shares traded on the TASE (I.E., shares registered in the Israeli Register of Shareholders in the name of the nominee company of Israel Discount Bank Ltd.) and/or holders who are named as holders of Elbit shares in the Israeli Register of Shareholders should tender their shares pursuant to the instructions in Section 3 to Menorah Gaon Investment House Ltd., which serves as the Israeli Depositary.

     Holders of Elbit shares traded on Nasdaq (I.E., shares registered on the records of American Stock Transfer & Trust Company in the name of Cede & Co.) and/or holders who are named as holders of Elbit shares on the records of American Stock Transfer & Trust Company should tender their shares pursuant to the instructions in Section 3 to American Stock Transfer & Trust Company, which serves as the U.S. Depositary. For the addresses and telephone numbers of our Depositaries, see the last page of this Offer to Purchase.

     Any questions and requests for assistance may be directed to, and additional copies of this Offer to Purchase, the Letter of Transmittal, the Acceptance Notice and other related materials may be obtained from American Stock Transfer & Trust Company, which serves as our Information Agent and U.S. Depositary for the Offer and from Menorah Gaon Investment House Ltd., our Israeli Depositary. Their addresses and telephone numbers set forth on the last page of this Offer to Purchase.

                                    TABLE OF CONTENTS                                          PAGE

   Glossary of Terms                                                                             4

   Summary Term Sheet                                                                            5

   Introduction & Background                                                                     9

   The Offer                                                                                     12
   1   Number of Shares; Proration                                                               12
   2   Purpose of The Offer; Certain Effects of The Offer                                        13
   3   Procedures for Tendering Shares                                                           15
   4   Withdrawal Rights                                                                         20
   5   Purchase of Shares and Payment of Purchase Price                                          22
   6   Conditions of The Offer                                                                   24
   7   Legal Matters and Regulatory Approvals                                                    26
   8   Price Range of Shares; Dividends                                                          26
   9   Source and Amount of Funds                                                                28
   10  Certain Information Concerning the Company                                                28
   11  Interests of Directors and Officers; Transactions and
       Arrangements Concerning Shares                                                            29
   12  Effects of the Offer on the Market for Shares; Registration
       Under the Exchange Act                                                                    31
   13  Certain Tax Consequences                                                                  32
   14  Extension of Offer; Amendment                                                             39
   15  Fees and Expenses                                                                         41
   16  Miscellaneous                                                                             41

                                GLOSSARY OF TERMS

Business Day                             A day that is both a U.S. Business Day and an Israeli Business Day.

Company                                  Elbit Medical Imaging Ltd.

Expiration Date                          December 27, 2004, at 5:00 p.m. New York time; 12:00 midnight, Israel time, or a later date if we extend the Offer.

Holders of Israeli Registered Shares     Holders who are named as holders of Elbit shares in Elbit's
                                         Israeli Register of Shareholders.

Holders of Israeli Non-registered        Holders  of  Elbit  shares   traded  on  the  TASE  (i.e.,   shares
Shares                                   registered in the Israeli Register of Shareholders in the name of the nominee company of Israel Discount Bank Ltd.)

Holders of Israeli Shares                Holders  of  Israeli  Registered  Shares  and  Holders  of  Israeli
                                         Non-registered Shares.

Holders of U.S. Shares                   Holders of Elbit shares traded on Nasdaq (i.e., shares registered on the records of American Stock Transfer & Trust Company in the name of Cede & Co.) or holders who are named as holders of Elbit shares on the records of American Stock Transfer & Trust Company.

Israeli Business Day                     A day in which the majority of the Israeli banks are open
                                         for the transaction of business.

Offer to Purchase                        This document describing the material terms and conditions of the Offer.

Ordinary Shares                          Our Ordinary Shares, NIS 1.00 par value per share.

SEC                                      The Securities and Exchange Commission.

U.S. Business Day                        Any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

                               SUMMARY TERM SHEET

ELBIT IS PROVIDING THIS SUMMARY TERM SHEET FOR YOUR CONVENIENCE. IT OUTLINES THE PRINCIPAL TERMS OF THE TENDER OFFER, BUT YOU SHOULD REALIZE THAT IT DOES NOT DESCRIBE ALL OF THE TERMS AS COMPLETELY AS DO THE REST OF THIS DOCUMENT, THE LETTER OF TRANSMITTAL, THE ACCEPTANCE NOTICES AND OTHER RELATED DOCUMENTS (THE "OFFER"). YOU SHOULD READ THE OFFER TO LEARN THE FULL DETAILS OF THE TENDER OFFER. WE HAVE INCLUDED REFERENCES TO THE SECTIONS OF THIS DOCUMENT WHERE YOU MAY FIND A MORE COMPLETE DESCRIPTION.

WHO IS OFFERING TO PURCHASE MY SHARES?

Elbit Medical Imaging Ltd. is offering to purchase your Elbit shares.

HOW MANY SHARES WILL ELBIT PURCHASE?

o Subject to certain conditions, we are offering to purchase 2,800,000 shares, but we may purchase a lower number of shares if fewer than 2,800,000 shares are tendered. See Section 1.

o If the total number of shares validly tendered and not properly withdrawn is more than 2,800,000, proration will occur. Proration is the calculation of your proportion of the total shares tendered when the total number of shares validly tendered and not properly withdrawn is greater than the number of shares we actually purchase. Proration for each shareholder tendering shares shall be calculated by multiplying the number of shares validly tendered by each shareholder (and not properly withdrawn) by the ratio of the number of shares offered to be purchased by the Company and the number of shares validly tendered (and not properly withdrawn). In the event such calculation results in a fractional share, the number of shares such shareholder is entitled to sell will be rounded down to the nearest whole number. See Sections 1.

Due to Europe-Israel's intention to tender all of its holdings in the Company, we expect proration to occur.

IF I TENDER MY SHARES, WHAT WILL BE THE PURCHASE PRICE FOR THE SHARES?

The Purchase Price is $11.40 per share (subject to withholding taxes, as applicable).

Holders of Israeli Shares may choose, in their sole discretion, to receive the Purchase Price in New Israeli Shekels or United States Dollars. A payment in New Israeli Shekels will be made by multiplying the number of shares validly tendered by such shareholder and accepted for payment by the Company, by the U.S. Dollar rate of exchange as will be published by the Bank of Israel on the first Israeli Business Day preceding the date the Purchase Price is delivered by the Israeli Depositary to the Holders of Israeli Registered Shares and to the TASE members (on behalf of the Holders of Israeli Non-registered Shares) whose shares were accepted for payment.

Holders of U.S. Shares will be paid solely in United States Dollars.

HOW LONG DO I HAVE TO DECIDE TO TENDER MY SHARES?

You may tender your shares until the tender offer expires. The tender offer is set to expire on December 27, 2004, at 5:00 p.m. New York time or 12:00 midnight Israel time (the "EXPIRATION DATE", as may be extended). See Section 3.

HOW WILL ELBIT PAY ME FOR MY SHARES?

Elbit will pay the aggregate purchase price to the Depositaries. Holders of U.S. Shares will be paid by the U.S. Depositary, and Holders of Israeli Shares will be paid by the Israeli Depositary, in each case for the Purchase Price of the shares we buy from you. We expect to obtain the funds needed to pay for this tender offer from cash on hand. See Sections 5 and 9.

WHEN WILL ELBIT PAY ME FOR MY SHARES?

As soon as administratively possible following the Expiration Date and the calculation of the proration factor, if any. See Section 5.

ONCE I HAVE TENDERED MY SHARES, CAN I WITHDRAW MY TENDER?

After you have tendered your shares, you may change your mind and not sell your shares if you properly notify the Depositary to whom you tendered your shares before the Expiration Date. See Section 4.

HOW DO I TENDER MY SHARES?

This depends on the manner in which you hold your shares:

o Holders of Israeli Shares should tender their shares to the Israeli Depositary by following the procedures and instructions described in
     Section 3; and

o Holders of U.S. Shares should tender their shares to the U.S. Depositary by following the procedures and instructions described in Section 3.

IF YOU ARE NOT SURE WHICH PROCEDURES AND INSTRUCTIONS YOU SHOULD FOLLOW, PLEASE CONTACT YOUR BROKER, OR EITHER THE U.S. DEPOSITARY OR THE ISRAELI DEPOSITARY AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE LAST PAGE OF THIS OFFER TO PURCHASE.

CAN I TENDER MY SHARES USING A GUARANTEED DELIVERY PROCEDURE?

No. You may only tender your shares by following the procedures and instructions described in Section 3.


ARE THERE ANY SPECIAL CONDITIONS TO THE OFFER?

The Offer is not conditioned upon any minimum number of shares being tendered. However, other conditions apply. See Section 6.

HOW WILL I BE NOTIFIED IF ELBIT DECIDES TO EXTEND THE TENDER OFFER?

If we decide to extend the Offer, we will inform the Depositaries of that fact. We will also publicly announce the new Expiration Date in accordance with applicable law, and in any event issue a press release in the U.S. to this effect no later than 9:00 a.m., New York time (4:00 p.m. Israel time), on the first U.S. Business Day following the day on which we decide to extend the Offer and issue an immediate report in Israel no later than 9:30 a.m. Israel time (2:30 a.m. New York time) on the first Israeli Business Day following the day on which we decide to extend the Offer. In addition, as required under Israeli Law, we will also publish a notice to that effect, in two daily newspapers having a wide circulation and published in Israel in Hebrew. See Section 14.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

If you tender shares registered in the Israeli Register of Shareholders or on the records on American Stock Transfer & Trust Company and you tender your shares directly to the Israeli Depositary or to the U.S. Depositary, you will not incur any brokerage commissions. If you hold your shares through a broker or a bank, we urge you to consult your broker or bank to determine whether they charge applicable transaction costs. See Introduction & Background.

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

o The receipt of cash for shares accepted for payment by us from tendering shareholders who are "United States persons" for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes. See Section 13.

o The receipt of cash for shares accepted for payment by us from tendering shareholders will generally be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder's country of residence provides otherwise.

o Based on a pre-ruling dated on November 22, 2004, issued by the Israeli Income Tax Authorities, or "ITA", so long as the number of shares tendered in the Offer constitutes 95% OR LESS of the number of issued and outstanding shares of the Company, a 15% withholding tax rate will be imposed by the ITA on the real capital gain accrued to the tendering shareholders in accordance with the Income Tax Regulations (deduction from remuneration, payment or capital gain in selling securities or in future transaction), 2002. However, in the event the number of shares tendered in the Offer constitutes MORE THAN 95% of the number of issued and outstanding shares of the Company, a 25% withholding tax rate will be imposed by the ITA to the tendering shareholders on the gross proceeds. These rates apply either to individuals or companies (Israeli residents companies are exempted, in such case, from withholding tax, in accordance with the provisions of section 126(b) of the ITO).


     However, in a case that the tendering shareholder has an appropriate approval from the ITA for a reduced withholding tax, either in respect of capital gains or in respect of dividends, and it was submitted to the Depositaries, the reduced tax rate will apply.

     It should be noted that the rates of withholding tax under the pre-ruling may not affect the classification of the transaction in respect of the tendering shareholder and therefore might not be a final tax.

o The Israeli withholding tax is not a final tax but an advance payment of the final tax. The Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the "ITA in order to obtain a refund. However, we cannot assure you whether and when the ITA will grant such refund.

You are urged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 13.

HAS ELBIT OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

Elbit's Board of Directors approved the Offer. However, neither the Board of Directors nor the Company makes any recommendation to you as to whether or not you should tender your shares. You must make your own decision whether or not to tender your shares, and if so, how many shares to tender.

Europe-Israel (M.M.S.) Ltd, our controlling shareholder, which holds approximately 55.17% of the Company's issued and outstanding share capital4 (approximately 54.39% on a fully diluted basis5) and approximately 55.90% of the voting rights6 in the Company (approximately 55.10% on a fully diluted basis2), has informed us that it intends to tender all of its shares. All our directors and officers who currently hold shares have informed us of their intention to participate in the Offer with respect to all of their holdings in the Company. For a description of their share holdings, see Section 11. Elscint Limited, a public company, in which we hold approximately 58.98% of its issued and outstanding share capital and which is a holder of approximately 2.15% of our issued and outstanding share capital1 (approximately 2.12% on a fully diluted basis2) and approximately 2.18% of the voting rights3 in the Company (approximately 2.15% on a fully diluted basis2) has not informed us whether it intends to participate in the offer. See the Introduction and Background section, as well as Sections 2 and 10 through 12.

IF I DECIDE NOT TO TENDER, HOW DOES THE OFFER AFFECT MY SHARES?

There will be fewer shares outstanding after the tender offer (excluding shares purchased pursuant to this Offer which will become dormant). As a percentage of shares currently outstanding after the tender offer, you will own a larger portion of Elbit.

WHAT IF I HAVE QUESTIONS?

Please call either the U.S. Depositary or the Israeli Depositary, as the case may be. Their contact information is listed on the last page of this document. If you own your shares through a broker, he or she should be able to assist you as well.

----------

1    Excluding 42,400 shares held by the Company.

2 Assuming the exercise of 350,000 options held by Mr. Mordechay Zisser, the Executive Chairman of the Company's Board of Directors, which constitute, as of the date hereof, all of the Company's securities convertible into or exercisable for shares.

3 Excluding: (i) 42,400 shares held by the Company; and (ii) 318,756 shares (out of a total of 524,187 shares) held by Elscint Limited, a subsidiary of the Company, with respect to which Elscint does not have any voting rights by virtue of the Israeli Companies Law of 1999.

TO THE HOLDERS OF ORDINARY SHARES OF ELBIT MEDICAL IMAGING LTD.:


INTRODUCTION & BACKGROUND

     Elbit Medical Imaging Ltd., a company organized under the laws of the State of Israel ("ELBIT" or the "COMPANY"), hereby invites its shareholders to tender up to an aggregate of 2,800,000 ordinary shares, par value NIS 1.00 per share (the "ORDINARY SHARES" or "SHARES"), to the Company at a price of $11.40 per Share (subject to withholding taxes, as applicable) (the "PURCHASE PRICE") in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, the Acceptance Notice and related documents (which together constitute the "OFFER"). The Shares represent approximately 11.50% of the Company's issued and outstanding share capital1 (approximately 11.33% on a fully diluted basis2) and approximately 11.65% of the voting rights3 in the Company (approximately 11.48% on a fully diluted basis2).

     The Company will, upon the terms and subject to the conditions of the Offer, purchase 2,800,000 shares (or such lower number of shares as are validly tendered and not properly withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all shares validly tendered (and not properly withdrawn) and accepted for payment by the Company upon the terms and subject to the conditions of the Offer, including the procedures pursuant to which shares will be accepted for payment and the proration provisions.

     This Offer is not conditioned upon any minimum number of shares being tendered in the Offer. However, the Offer is subject to other conditions as set forth in Section 6.

     Elbit's Board of Directors approved the Offer. However, neither the Board of Directors nor the Company makes any recommendation to you as to whether or not you should tender your shares. You must make your own decision whether or not to tender your shares, and if so, how many shares to tender.

     Europe-Israel (M.M.S.) Ltd, our controlling shareholder, which holds approximately 55.17% of the Company's issued and outstanding share capital1 (approximately 54.39% on a fully diluted basis2) and approximately 55.90% of the voting rights3 in the Company (approximately 55.10% on a fully diluted basis2), has informed us that it intends to tender all of its shares. All our directors and officers who currently hold shares have informed us of their intention to participate in the Offer with respect to all of their holdings in the Company. For description of their share holdings, see Section 11. Elscint Limited ("Elscint"), a public company, in which we hold approximately 58.98% of its issued and outstanding share capital and which is a holder of approximately 2.15% of our issued and outstanding share capital1 (approximately 2.12% on a fully diluted basis2) and approximately 2.18% of the voting rights3 in the Company (approximately 2.15% on a fully diluted basis2) has not informed us whether it intends to participate in the offer. The Company will not purchase more than 2,800,000 shares in this Offer. Consequently, because more shares are expected to be tendered than are to be purchased in the Offer, the Company expects to purchase shares on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional shares). See Sections 1.

----------

1    Excluding 42,400 shares held by the Company.

2 Assuming the exercise of 350,000 options held by Mr. Mordechay Zisser, the Executive Chairman of the Company's Board of Directors, which constitute, as of the date hereof, all of the Company's securities convertible into or exercisable for shares.

3 Excluding: (i) 42,400 shares held by the Company; and (ii) 318,756 shares (out of a total of 524,187 shares) held by Elscint Limited, a subsidiary of the Company, with respect to which Elscint does not have any voting rights by virtue of the Israeli Companies Law of 1999.

     If, pursuant to the terms of, and conditions to, the Offer, certificates are submitted representing more shares than are tendered (including by reason of proration), or we do not accept tendered shares for payment for any reason, certificates evidencing unpurchased shares will be returned to the tendering shareholder (or, in the case of shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the Offer.

     The Purchase Price (net of withholding taxes, as applicable) will be paid to each tendering shareholder in cash for all shares purchased. Holders of Israeli Shares may choose, in each shareholder's sole discretion, to receive the Purchase Price to be paid for such shares accepted for payment by the Company in New Israeli Shekels or United States Dollars. A payment in New Israeli Shekels will be made by multiplying the number of shares validly tendered by such shareholder (and not properly withdrawn) and accepted for payment by the Company, by the U.S. Dollar rate of exchange as will be published by the Bank of Israel on the first Israeli Business Day preceding the date the Purchase Price is delivered by the Israeli Depositary to the Holders of Israeli Registered Shares or to the TASE members (on behalf of the Holders of Israeli Non-registered Shares) whose shares were accepted for payment by the Company pursuant to this Offer.

     Holders of U.S. Shares will be paid solely in United States Dollars.

     Tendering shareholders who tender shares registered in the Israeli Register of Shareholders or on the records of American Stock Transfer & Trust Company will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by the Company. U.S. and/or Israeli withholding taxes may apply. See Section 13. The Company will pay all fees and expenses incurred in connection with the Offer by the U.S. Depositary and the Israeli Depositary.

     As of the date hereof, the Company has issued and outstanding 24,397,082 shares (such number includes (i) 42,400 dormant shares, which are owned by the Company; and (ii) 318,756 shares (out of a total of 524,187 shares) held by Elscint, a subsidiary of the Company, with respect to which Elscint does not have any voting rights by virtue of the Israeli Companies Law of 1999). The 2,800,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 11.50% of the Company's issued and outstanding share capital1 (approximately 11.33% on a fully diluted basis2) and approximately 11.65% of the voting rights3 in the Company (approximately 11.48% on a fully diluted basis4).

----------

1    Excluding 42,400 shares held by the Company.

2 Assuming the exercise of 350,000 options held by Mr. Mordechay Zisser, the Executive Chairman of the Company's Board of Directors, which constitute, as of the date hereof, all of the Company's securities convertible into or exercisable for shares.

3 Excluding: (i) 42,400 shares held by the Company; and (ii) 318,756 shares (out of a total of 524,187 shares) held by Elscint Limited, a subsidiary of the Company, with respect to which Elscint does not have any voting rights by virtue of the Israeli Companies Law of 1999.

4    See footnote 2 above.

     The shares are listed and traded on Nasdaq under the symbol "EMITF" and on the TASE. On November 22, 2004, the last trading day on Nasdaq and on the TASE, prior to announcement of the Offer, the closing sale price per Share as reported by Nasdaq was $9.60 and as reported by the TASE, was NIS 40.56, or $9.26, at the representative exchange rate in effect on that day. In the six months preceding the commencement of the Offer, the average price of our Ordinary Shares as reported by Nasdaq was $8.33 and, as reported by TASE, was NIS 37.54 or $8.57 at the representative exchange rate in effect on November 22, 2004. The Company's shareholders' equity, as reported in its consolidated reviewed financial statements as of June 30, 2004 (prepared in accordance with Israeli GAAP) was approximately NIS 973.1 million, or $216.4 million (at the representative rate of exchange on June 30, 2004). The Company's shareholders' equity, per each Ordinary Share1, as reported in its consolidated reviewed financial statements as of June 30, 2004 (prepared in accordance with Israeli GAAP) was approximately NIS 40.83, or $9.08 (at the representative rate of exchange on June 30, 2004). See Section 8. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender your Elbit shares.


----------

1 Calculated excluding 42,400 Shares held by the Company and 524,187 held by Elscint, a subsidiary of the Company

                                    THE OFFER

1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 2,800,000 shares or such lower number of shares as are validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at a price of $11.40 per Share (subject to withholding tax, as applicable). The term "EXPIRATION DATE" means 5:00 P.M., New York City time or 12:00 midnight Israel time, on December 27, 2004, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "EXPIRATION DATE" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Sections 6 and 14 for a description of the Company's right to extend, delay, terminate, or amend the Offer. In the event of an over-subscription of the Offer as described below, shares tendered prior to the Expiration Date (and not properly withdrawn) will be eligible for proration.

     The Offer is also subject to certain conditions set forth in Section 6. If any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any shares tendered in the Offer. See Section 6, which describes the conditions to the Offer.

     Under Israeli law, the Offer may not remain open for more than 60 days following the date of this Offer to Purchase, except that if a third party commences a tender offer for Elbit's shares prior to the Expiration Date, we will be permitted to extend the Offer so that the Expiration Date will correspond with the expiration date of the third party's tender offer.

     We will announce the results of the Offer and the proration factor, if any, within 24 hours commencing from the first Israeli Business day following the Expiration Date, as extended. We will pay for all shares accepted for payment pursuant to the Offer promptly following the Expiration Date and the calculation of the proration factor, if any.

     The Company will pay the Purchase Price (net of withholding taxes, as applicable) for all shares validly tendered (and not properly withdrawn) and accepted for payment by the Company, upon the terms and subject to the conditions of the Offer, including the procedures pursuant to which shares will be accepted for payment and the proration provisions. If, pursuant to the terms of, and conditions to, the Offer, certificates are submitted representing more shares than are tendered (including by reason of proration), or we do not accept tendered shares for payment for any reason, certificates evidencing unpurchased shares will be returned to the tendering shareholder (or, in the case of shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the Offer.

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more than 2,800,000 shares have been validly tendered and not withdrawn, the Company will purchase all shares validly tendered and not properly withdrawn prior to the Expiration Date, on a pro rata basis (rounded down to the nearest whole number to avoid the purchases of fractional shares) as described below. In no event shall the Company purchase fractional shares.

     PRORATION. In the event that, as expected, proration of tendered shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering shares shall be calculated by multiplying the number of shares validly tendered by each shareholder (and not properly withdrawn) by the ratio of the number of shares offered to be purchased by the Company and the number of shares validly tendered (and not properly withdrawn). The results of any proration will be announced in the United States by press release and in Israel by an immediate report, as promptly as practicable after the Expiration Date and no later than the dates required under applicable law. In addition, as required under Israeli Law, we will also publish a notice to that effect in two daily newspapers having a wide circulation and published in Israel in Hebrew.

     As described in Section 13, the number of shares that the Company will purchase from a shareholder may affect the United States or Israeli income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender shares. The Letter of Transmittal, or the Acceptance Notice, as the case may be, affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal or the Acceptance Notice or a translation thereof into Hebrew, as the case may be, will be mailed to holders of our Shares that are either listed in the Israeli Register of Shareholders or on the records of American Stock Transfer & Trust Company. The documents will also be furnished, as customary in the United States, to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the list of holders of shares maintained by our transfer agent, American Stock Transfer & Trust Company, or if applicable, who are listed as participants in a U.S. clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE MATTERS DISCUSSED BELOW AS WELL AS THE FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SEC.

     The Company's Board of Directors approved the Offer on November 22, 2004 based on the following considerations:

     Following the sale by Plaza Centers (Europe) BV ("PC"), a subsidiary of the Company of 100% of PC's equity and voting rights in 12 commercial and entertainment centers in Hungary and 50% of PC's equity and voting right in a management company of commercial and entertainment centers the Company had cash on hand of approximately NIS 394 million, or $88 million (at the representative exchange rate in effect on September 30, 2004) to be used for working capital and investments. As a result, the Board of Directors resolved that it is proper to provide all of the Company's shareholders with an opportunity to share in a portion of the Company's retained earnings by means of a tender offer directed equally to all of the Company's shareholders, pro rata to their holdings. The Board of Directors took into consideration the fact that the Company did not make any distributions to its shareholders during the last years. Furthermore, the Offer provides the Company's shareholders with an opportunity to obtain liquidity with respect to their shares, without the potential disruption to the share price and the usual transaction costs associated with market sales.

     The purchase price was determined to be $11.40 per purchased Share, which is approximately 23% higher than the closing price of the Company's shares on Nasdaq on November 19, 2004, and is approximately 24% higher than the closing price of the Company's shares on the TASE on November 21, 2004. The purchase price is approximately 37% and 34% higher than the average closing prices of the Company's shares on Nasdaq and on TASE, respectively, during the 6-month period preceding the date of the Board of Directors' resolution.

     The Board took into account that the Offer will reduce our "public float," which is the number of shares owned by outside shareholders and available for trading in the securities markets. The Offer may result in lower share prices or reduced liquidity in the trading market for our shares in the future. However, the Board believes that there will still be a sufficient number of shares outstanding and publicly traded following consummation of the Offer to ensure, based on the published guidelines of Nasdaq and the TASE, continued listing of the Company's securities. See Section 12.

     In addition, the Board took into account that fact that a reduction in the number of outstanding shares following the completion of the Offer will result in a higher earning per share, if the Company were to have earnings.

     Although our Board of Directors has approved the Offer, neither the Company nor our Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares and neither of them has authorized any person to make any recommendation. We are not making a recommendation as to whether you should tender shares into the Offer because we believe that you should make your own decision based on your views as to the value of our shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

     CERTAIN EFFECTS OF THE OFFER. Upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in Elbit, and thus in our future earnings and assets, and losses, if any, in accordance with the rights attached to share capital pursuant to the Company's Articles of Association, subject to our right to issue additional shares and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future on the Nasdaq or the TASE, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the Purchase Price.

     The shares that we acquire in this Offer will be considered dormant shares, which when held by us have no voting or equity rights, and will be available for us to sell in the future without further shareholder action (except as may be required by applicable law or the rules of Nasdaq or any securities exchange on which the shares are listed) for any purpose. We have no current plans for the sale of shares repurchased pursuant to this Offer, but we may do so in the future subject to the applicable law.

     As an entrepreneur, the Company consistently considers and evaluates strategic and business opportunities when they arise, either in its main field of business or in new lines of business (including telecommunications, retail and franchise), either as a strategic investor or as a partner, including financial investments, joint ventures, the purchase or sale of assets or group of assets and, the purchase, repurchase or sale of securities. Subject to the following, except as disclosed in this Offer to Purchase, or in our filings with the SEC we currently have no substantive plans, proposals or negotiations underway that relate to or would result in:

     o any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     o any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

     o any material change in our present dividend rate or policy, or indebtedness or capitalization;

     o any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

     o    any other material change in our corporate structure or business;

     o any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association (although we may in certain circumstances consider the de-registration of us from the NASDAQ Stock Exchange, but not the Tel Aviv Stock Exchange);

     o any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

     o the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

     o the acquisition by any person of additional securities of Elbit, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares; or

     o any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Elbit.

     Although we have no current plans to acquire additional shares other than through the Offer, we may, in the future, purchase additional shares (a) pursuant to a repurchase program authorized by our Board of Directors or (b) otherwise in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board. Future purchases may be on the same terms as this offer or on terms that are more or less favorable to shareholders than the terms of this offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Offer, until at least ten U.S. Business Days after the Expiration Date.

3. PROCEDURES FOR TENDERING SHARES.

OVERVIEW

     This Section 3 is divided into two parts. Holders of shares who wish to tender their shares, and are:

     (a) Holders of U.S. Shares should tender their shares to the U.S. Depositary, pursuant to the instructions described under the caption "TENDERS TO AMERICAN STOCK TRANSFER & TRUST COMPANY, OUR U.S. DEPOSITARY"; or

     (b) Holders of Israeli Shares should tender their shares to the Israeli Depositary, pursuant to the instructions described under the caption "TENDERS TO MENORAH GAON INVESTMENT HOUSE LTD., OUR ISRAELI DEPOSITARY" below.

YOU MAY ONLY TENDER YOUR SHARES BY FOLLOWING THE PROCEDURES DESCRIBED IN THIS
SECTION 3. YOU MAY NOT TENDER YOUR SHARES USING A GUARANTEED DELIVERY PROCEDURE.

TENDERS TO AMERICAN STOCK TRANSFER & TRUST COMPANY, OUR U.S. DEPOSITARY

     ELIGIBILITY; WHO MAY TENDER TO THE U.S. DEPOSITARY. Holders of Elbit shares traded on Nasdaq (i.e., shares registered on the records of American Stock Transfer & Trust Company in the name of Cede & Co.) or holders who are named as holders of Elbit shares on the records of American Stock Transfer & Trust Company, or collectively known as Holders of U.S. Shares, should tender their shares to the U.S. Depositary.

     VALID TENDER. In order for you to validly tender shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), together with any required signature guarantees, or in the case of a book-entry transfer, an agent's message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the last page of this Offer to Purchase prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Expiration Date. In addition, certificates evidencing tendered shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an agent's message if you did not deliver a Letter of Transmittal), in each case prior to 5:00 p.m., New York time, 12:00 midnight, Israel time, on the Expiration Date.

     The term "agent's message" means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

     If certificates evidencing tendered shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional shares will be purchased.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERTY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The U.S. Depositary will establish an account with respect to the shares at DTC for purposes of the Offer within two U.S. Business Days of the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of shares by causing DTC to transfer such shares into the U.S. Depositary's account at DTC in accordance with DTC's procedures. However, although delivery of shares may be effected through book-entry transfer into the U.S. Depositary's account at DTC, an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the last page of this Offer to Purchase prior to 5:00 p.m., New York time, 12:00 midnight, Israel time, on the Expiration Date. Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where shares are tendered:

     o by a holder of shares registered on the records of American Stock Transfer & Trust Company who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

     o    for the account of an eligible guarantor institution.

     If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 to the Letter of Transmittal.

     CONDITION TO PAYMENT. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing shares, or a timely Book-Entry Confirmation for the delivery of shares, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and any other documents required by the Letter of Transmittal.

     The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

     DETERMINATION OF VALIDITY. ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY US, IN OUR SOLE DISCRETION. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A TENDER OF SHARES WILL NOT HAVE BEEN MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF US OR ANY OF OUR AFFILIATES OR ASSIGNS, THE DEPOSITARIES, OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY NOTIFICATION. Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

     o you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares or other securities issued or issuable in respect of your shares); and

     o when we accept your shares for payment, we will acquire good and unencumbered title to your shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     OUR ACCEPTANCE OF YOUR SHARES PURSUANT TO ANY OF THE PROCEDURES DESCRIBED ABOVE WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS OF, AND SUBJECT TO THE CONDITIONS TO, THE OFFER.

TENDERS TO MENORAH GAON INVESTMENT HOUSE LTD., OUR ISRAELI DEPOSITARY

     ELIGIBILITY; WHO MAY TENDER TO THE ISRAELI DEPOSITARY. Shareholders who are either Holders of Israeli Non-registered Shares or Holders of Israeli Registered Shares (collectively known as Holders of Israeli Shares) should tender their shares to the Israeli Depositary. All other shareholders should tender to the U.S. Depositary.

     VALID TENDER.

     BY HOLDERS OF ISRAELI NON-REGISTERED SHARES: in order for a Holder of Israeli Non-registered Shares to validly tender shares in the Offer to the Israeli Depositary, such Holder must notify the Israeli Depositary, via the TASE member with whom its securities deposit is managed, of its tender by delivery of an Acceptance Notice of a Holder of Israeli Non-registered Shares to the TASE member, duly signed by the Holder of Israeli Non-registered Shares or its duly authorized attorney-in-fact.

     An Acceptance Notice of a Holder of Israeli Non-registered Shares must be submitted to a TASE member with whom the securities deposit of the such Holder is being managed, on an Israeli Business Day during the time the Offer is open between the hours of 9:00 a.m. and 3:00 p.m., Israel time (2:00 a.m. and 8:00 a.m., New York time), until the Expiration Date, as applicable. You should check with the TASE member with whom your securities deposit is managed at what times you may submit the Acceptance Notice of a Holder of Israeli Non-registered Shares to it.

     Notwithstanding the foregoing, a Holder of Israeli Non-registered Shares who wishes to submit an Acceptance Notice of a Holder of Israeli Non-registered Shares between the hours of 3:00 p.m. and 12:00 midnight, Israel time (8:00 a.m. and 5:00 p.m., New York time), at any time on the Expiration Date must send an Acceptance Notice of a Holder of Israeli Non-registered Shares to the Israeli Depositary at its address set forth on the last page of this Offer to Purchase (as specified therein). We refer to this as the "Late Acceptance Notice". The Late Acceptance Notice will be valid only upon the fulfillment of all of the following conditions: (i) such Holder of Israeli Non-registered Shares properly completes and submits a copy of an Acceptance Notice of a Holder of Israeli Non-registered Shares to the TASE member with whom its securities deposit is managed by the first Israeli Business Day following the Expiration Date by 10:00 a.m., Israel time (3:00 a.m., New York time); and (ii) such TASE member provides the Israeli Depositary with an "Additional Acceptance Notice of TASE Member" (as described below) per each Late Acceptance Notice received by the Israeli Depositary, by that same day by 11:00 a.m., Israel time (4:00 a.m., New York time). In the event either of these conditions is not met and/or in the event there is a contradiction between the Late Acceptance Notice and the Additional Acceptance Notice of TASE Member delivered to the Israeli Depositary for such Late Acceptance Notice, then such Late Acceptance Notice will be null and void and the Israeli Depositary will not act upon it in any way.

     Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the last page of this offer to purchase, by 11:00 a.m., Israel time (4:00 a.m., New York time) on the first Israeli Business Day following the Expiration Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Holder of Israeli Non-registered Shares until the Expiration Date. In addition, each TASE member is required to deliver to the Israeli Depositary by such date, if applicable, an Additional Acceptance Notice of TASE Member for each Late Acceptance Notice received by the Israeli Depositary in a timely manner.

     If the conditions to the Offer are satisfied or, subject to applicable law, waived by us, the Purchase Price for the shares validly tendered in the Offer and accepted by us for payment will be transferred to the Holder of Israeli Non-registered Shares by the Israeli Depositary as soon as administratively possible following the Expiration Date and the calculation of the proration factor, if any, by crediting its bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

       If any condition to the offer is not satisfied prior to the Expiration Date and not waived by us (if such waiver is permissible under applicable law), or if we withdraw the Offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Holders of Israeli Non-registered Shares) via the Israeli Depositary.

       BY HOLDERS OF ISRAELI REGISTERED SHARES: in order for a Holder of Israeli Registered Shares to validly tender shares in the offer to the Israeli Depositary, such Holder must deliver, prior to 12:00 midnight, Israel time (5:00 p.m., New York time), on the Expiration Date, (1) a share certificate or share certificates representing its tendered shares accompanied by (2) an Acceptance Notice of a Holder of Israeli Registered Shares, referred to as the Acceptance Notice of Holder of Israeli Registered Shares, duly signed by such Holder or its duly authorized attorney-in-fact; and (3) a Deed of Transfer of Shares tendered by such Holder of Israeli Registered Shares duly signed by such holder or duly authorized by its attorney-in-fact, including a witness to such holder's signature. A Holder of Israeli Registered Shares must deliver the share certificate(s), the accompanying Acceptance Notice of Holder of Israeli Registered Shares and the Deed of Transfer of Shares to the Israeli Depositary at its address set forth on the last page of this offer to purchase (as specified therein) during each Israeli Business day during the time the Offer is open between the hours of 9:00 a.m. and 3:00 p.m., Israel time (2:00 a.m. and 8:00 a.m., New York time) and on the Expiration date until 12:00 midnight Israeli time (5:00 p.m. New York time). Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary.

       The Israeli Depositary will hold all documents delivered to it by Holders of Israeli Registered Shares as trustee until the Expiration Date.

       If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the Purchase Price for the shares validly tendered in the Offer and accepted by us for payment will be transferred to a Holder of Israeli Registered Shares by the Israeli Depositary as soon as administratively possible following the Expiration Date and the calculation of the proration factor, if any, by crediting its bank account according to the particulars delivered to the Israeli Depositary.

       If any condition to the offer is not satisfied prior to the Expiration Date and not waived by us (if such waiver is permissible under applicable law), or if we withdraw the Offer, we will promptly return to the Holders of Israeli Registered Shares, via the Israeli Depositary, all the Acceptance Notices, Share certificate(s), Deed of Transfer of Shares and other documentation attached to the Acceptance Notices delivered by the respective Holders of Israeli Registered Shares.

         DETERMINATION OF VALIDITY. ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY US, IN OUR SOLE DISCRETION. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or, the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A TENDER OF SHARES WILL NOT HAVE BEEN MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF US OR ANY OF OUR AFFILIATES OR ASSIGNS, THE DEPOSITARIES, OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY NOTIFICATION. Our interpretation of the terms of, and conditions to, the offer (including the Acceptance Notices and instructions thereto) will be final and binding.

     If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

     o you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares or other securities issued or issuable in respect of your shares); and

     o when we accept your shares for payment, we will acquire good and unencumbered title to your shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

OUR ACCEPTANCE OF YOUR SHARES PURSUANT TO ANY OF THE PROCEDURES DESCRIBED ABOVE WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS OF, AND SUBJECT TO THE CONDITIONS TO, THE OFFER.

4.   WITHDRAWAL RIGHTS.

     You may withdraw previously tendered shares at any time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Expiration Date (as may be extended). In addition, under U.S. law, tendered shares may be withdrawn at any time after 40 U.S. Business Days from the date of the commencement of the offer if the shares have not yet been accepted for payment by us. If we extend the Offer, delay our acceptance for payment of shares or are unable to accept shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the Offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered shares, and those shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder's offer. Any delay will be by an extension of the Offer to the extent required by law.

WITHDRAWAL PROCEDURE FOR TENDERS TO AMERICAN STOCK TRANSFER & TRUST COMPANY, OUR U.S. DEPOSITARY

     If you tendered your shares to the U.S. Depositary, for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Depositary at one of its addresses set forth on the last page of this O0ffer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from the name of the person who tendered the shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution. If shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and otherwise comply with DTC's procedures.

     Withdrawals of tendered shares may not be rescinded. If you have properly withdrawn your shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to 5:00 p.m., New York time, 12:00 midnight, Israel time, on the Expiration Date by following one of the procedures described in Section 3.

WITHDRAWAL PROCEDURE FOR TENDERS TO MENORAH GAON INVESTMENT HOUSE LTD., OUR ISRAELI DEPOSITARY

     If you tendered your shares to the Israeli Depositary, you may withdraw your shares as follows:

     o if you are a Holder of Israeli Non-registered Shares, you may withdraw your shares by marking your original Acceptance Notice of a Holder of Israeli Non-registered Shares delivered by you to the TASE Member to which you delivered such acceptance notice as "Acceptance Notice Cancelled" and accompanied by the date and time of cancellation of said Acceptance Notice to the TASE Member, and your signature or the signature of your duly authorized attorney-in-fact. A Holder of Israeli Non-registered Shares who wishes to withdraw previously tendered shares on the Expiration Date between the hours of 3:00 p.m. and 12:00 midnight, Israel time (8:00 a.m. and 5:00 p.m., New-York time), may do so by notifying the Israeli Depositary in a written notice in which it will specify its name, address, intent to withdraw shares, and the number of such shares. The withdrawal notice will be considered valid only if the Holder of Israeli Non-registered Shares takes the necessary steps with the TASE member, as described above, prior to 10:00 a.m., Israel time (3:00 a.m., New-York time) on the first Israeli Business Day following the Expiration Date, and, provided, further, that such TASE member provides the Israeli Depositary with an amended Acceptance Notice of TASE Member, by that same day by 11:00 a.m., Israel time (4:00 a.m., New-York time); and

     o if you are a Holder of Israeli Registered Shares, you may withdraw your shares by delivering to the Israeli Depositary your original Acceptance Notice of a Holder of Israeli Registered Shares which was delivered by you, marked "Acceptance Notice Cancelled," accompanied by the date and time of cancellation of said Acceptance Notice, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary. Promptly thereafter, the Israeli Depositary will return to you the Share certificate(s), the Acceptance Notice and the Deed of Transfer of Shares delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Holder of Israeli Registered Shares may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the last page of this offer to purchase, at any time prior to 12:00 midnight, Israel time, on the Expiration Date.

     Withdrawals of tendered shares may not be rescinded. If you have properly withdrawn shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to 12:00 midnight, Israel time (5:00 p.m. New-York time), on the Expiration Date by following one of the procedures described in Section 3.

DETERMINATION OF VALIDITY

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. None of us or our affiliates or assigns, the Depositaries, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.   PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     GENERAL. According to Israeli law, to secure the payment for the shares tendered in the Offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the shares tendered and accepted by us for payment pursuant to the Offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase in the offer.

     Promptly following the Expiration Date and upon the terms of, and subject to the conditions to, the Offer (including, if the Offer is extended or is otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay, from the funds deposited into escrow, for all shares validly tendered prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Expiration Date (and not properly withdrawn in accordance with Section 4) and accepted for payment by us. We expect to make such payment, including in the event that proration of tendered shares is required, as soon as administratively possible following the Expiration Date and the calculation of the proration factor, if any.

     WE WILL PAY FOR SHARES VALIDLY TENDERED AND ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER ONLY AFTER TIMELY RECEIPT BY THE DEPOSITARIES OF THE REQUIRED DOCUMENTS TO SUBSTANTIATE A VALID TENDER, AS SET FORTH IN SECTION 3.

     For purposes of the Offer, we will be deemed to have purchased shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of shares pursuant to the Offer. Upon the terms of, and subject to the conditions to, the Offer, payment for the shares will be made by the Depositaries.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     If, pursuant to the terms of, and conditions to, the Offer, certificates are submitted representing more shares than are tendered (including by reason of proration), or we do not accept tendered shares for payment for any reason, certificates evidencing unpurchased shares will be returned to the tendering shareholder (or, in the case of shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, we increase the consideration per share offered to any shareholders pursuant to the Offer, the increased consideration per share will be paid to all holders of shares that are purchased pursuant to the Offer, whether or not such shares were tendered prior to the increase in consideration.

     FORM OF PAYMENT. Holders of Israeli Shares may choose, in their sole discretion, to receive the Purchase Price in New Israeli Shekels or United States Dollars. A payment in New Israeli Shekels will be made by multiplying the number of shares validly tendered by such shareholder and accepted for payment by the Company, by the U.S. Dollar rate of exchange as will be published by the Bank of Israel on the first Israeli Business Day preceding the date the Purchase Price is delivered by the Israeli Depositary to the Holders of Israeli Registered Shares and to the TASE Members (on behalf of Holders of Israeli Non-registered Shares) whose shares were accepted for payment.

     Holders of U.S. Shares will be paid solely in United States Dollars.

     The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s) or such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

     UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, payments made in connection with the Offer may be subject to information reporting to the IRS and possible backup withholding. Under such rules, 28% of the gross proceeds payable to a holder of shares or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the holder of shares or other payee provides its taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and certifies that such number is correct or otherwise establishes an exemption. Therefore, each tendering holder of shares must complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such holder of shares otherwise establishes to the satisfaction of the U.S. Depositary that it is not subject to backup withholding. Certain holders of shares (including, among others, corporations and certain foreign shareholders) may be exempt from these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt holder must enter its correct taxpayer identification number in Part 1 of Substitute Form W-9, certify that such holder of shares is not subject to backup withholding in Part 2 of such form, and sign and date the form. See the Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 enclosed with Letter of Transmittal for additional instructions.

     In order for a non-U.S. shareholder to qualify as an exempt recipient, a non-U.S. shareholder must submit an IRS Form W-8 BEN or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements may be obtained from the U.S. Receiving Agent. See Instruction 9 of the Letter of Transmittal. Shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding.

     Amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the shareholder's U.S. federal income tax liability, provided the required information is furnished to the IRS. Penalties apply for failure to furnish correct information and for failure to include payments in income.

     ISRAELI INCOME TAX BACKUP WITHHOLDING. Under the Israeli Income Tax Ordinance, or the "ITO", the gross proceeds payable to a tendering shareholder in the Offer will generally be subject to Israeli withholding tax at the rate of 15% of the real accrued capital gain or 25% of the gross proceeds in respect of dividend, as described in Section 13.

     Based on a pre-ruling dated on November 22, 2004, issued by the ITA, so long as the number of shares tendered in the Offer constitutes 95% OR LESS of the number of issued and outstanding shares of the Company, a 15% withholding tax rate will be imposed by the ITA on the real capital gain accrued to the tendering shareholders in accordance with the Income Tax Regulations (deduction from remuneration, payment or capital gain in selling securities or in future transaction), 2002. However, in the event the number of shares tendered in the Offer constitutes MORE THAN 95% of the number of issued and outstanding shares of the Company, a 25% withholding tax rate will be imposed by the ITA to the tendering shareholders on the gross proceeds. These rates apply either to individuals or companies (Israeli residents companies are exempted, in such case, from withholding tax, in accordance with the provisions of section 126(b) of the ITO).

     However, in a case that the tendering shareholders have an appropriate approval from the ITA for a reduced withholding tax, either in respect of capital gains or in respect of dividends, and it was submitted to us through our Depositaries, the reduced rate will apply.

     It should be noted that the rates of withholding tax under the pre-ruling may not affect the classification of the transaction in respect of the tendering shareholders and therefore might not be a final tax.

6.   CONDITIONS OF THE OFFER

     Under Israeli law, the Offer is generally unconditional and we will become irrevocably bound to purchase, subject to proration, the shares validly tendered in the Offer and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Expiration Date, subject to the following. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) our rights to extend the Offer or otherwise amend the terms of the Offer at any time, we shall not be required to accept for payment and, subject to Israeli law and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered shares promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered shares, and terminate the Offer, if, in our reasonable judgment:

     (a) at any time on or after commencement of the Offer and prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Expiration Date,

          o    any 'event' (as such term is defined below) shall have occurred,

          o we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this Offer, the occurrence of such 'event,' and

          o such 'event' would cause the terms of the offer as a result of such event to become materially different from the terms which a reasonable offeror would have proposed had it known of such `event' on the date of this Offer;

          For purposes of this paragraph (a), an 'event' shall mean any of the following:

          (1) any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order of injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

          (2) any action or proceeding threatened, instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign;

          (3) any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in our business, assets, liabilities, condition (financial or otherwise), prospects or results of operations that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on us;

          (4)  there has or will have occurred, and continue to exist:

               o any general suspension of, or limitation on prices for, trading in securities on Nasdaq or the TASE;

               o a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. or Israel (whether or not mandatory);

               o a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or Israel or material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions;

               o in the case of any of the foregoing existing at the time of the commencement of the Offer, a material escalation or the worsening thereof;

               o any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us, or on the trading of our shares; or

               o a tender offer or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed; or

     (b) at least one Business Day prior to the Expiration Date, we shall not have obtained any approvals, licenses, permits, authorizations or consents of any competent authority or any other approval, license, permit, authorization or consent which is required under applicable law in order to purchase the shares pursuant to the Offer (see Section 7). This includes that any governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the Offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise would prohibit consummation of the Offer or prevent consummation thereof within the time periods prescribed by applicable law.

     The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions and may be waived by us in whole or in part at any time and from time to time until the Expiration Date (as may be extended), in each case, in the exercise of our reasonable judgment.

     YOU SHOULD BE AWARE THAT, UNDER ISRAELI LAW, WE MAY NOT WAIVE THE CONDITION SET FORTH IN CLAUSE (b) ABOVE.

     Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Expiration Date. Any determination by us concerning any condition described in this Section 6 shall be final and binding on all parties. A public announcement may be made of a material change in, or waiver of, such conditions, and the Expiration Date may, in certain circumstances, be extended in connection with any such change or waiver.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

     The Offer is not conditioned on our obtaining financing.

7.   LEGAL MATTERS AND REGULATORY APPROVALS

     THE ISRAEL SECURITIES AUTHORITY. Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this offer to purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this Offer to purchase and related material do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Expiration Date be postponed, and the ISA may direct, after having given us appropriate opportunity for fair hearing before it, that an amendment to this offer to purchase and related materials be published within one Israeli Business Day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Expiration Date, if it sees fit to do so, for the protection of the interests of the offerees.

     THE U.S. SECURITIES AND EXCHANGE COMMISSION. The SEC may or may not review and comment on this offer to purchase and related documents. However, the Offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or, for that matter, any state securities commission or the ISA) passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

     GENERAL. In addition, we must receive any necessary material approval, license, permit, authorization or consent (collectively: the "APPROVALS") of the U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise), or any Approvals required under any applicable law, prior to the Expiration Date. We are not aware of any Approval that appears to be material to our business and/or our subsidiaries, taken as a whole, that might be adversely affected by our acquisition of shares pursuant to the Offer. If any such material Approval or other action is required, we presently contemplate to use our reasonable efforts to obtain such Approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, shares tendered in the offer pending the outcome of any such matter, there can be no assurance that any such Approval, or other action, if needed, would be obtained or would be obtained without substantial conditions, or failure to obtain any such Approval or other action might not result in unknown or unforeseen consequences adverse to our business. See Section 6 for conditions to the offer.

8.   PRICE RANGE OF SHARES; DIVIDENDS.

     The shares are listed and traded on Nasdaq under the symbol "EMITF" and on the TASE.

     The table below sets forth for the periods indicated (i) the high and low reported closing prices of the shares (in nominal NIS and dollars) on the TASE, and (ii) the high and low closing prices of the shares on the Nasdaq. The translation into dollars is based on the daily representative rate of exchange on the last day of each period, as published by the Bank of Israel. In the event the closing price of the shares either on Nasdaq or the TASE remained the same for a number of trading days during the relevant period, the date specified next to each price is the first date such price was determined.

                                                                                             ORDINARY SHARES REPORTED
                                               ORDINARY SHARES REPORTED ON TASE                     ON NASDAQ
                                          ---------------------------------------------         ------------------
                                                 HIGH                        LOW                HIGH         LOW
                                          ------------------         ------------------         ----         ----
                                           NIS           $            NIS           $            $            $
                                          -----         ----         -----         ----         ----         ----
YEAR ENDING DECEMBER 31, 2002:
     Fourth Quarter                       27.35         5.77         21.31         4.50         5.95         4.50
     Fourth Quarter                       27.35         5.77         21.31         4.50         5.95         4.50
YEAR ENDING DECEMBER 31, 2003:
     First Quarter                        26.82         5.72         18.60         3.97         5.78         3.70
     Second Quarter                       29.97         6.95         22.86         5.30         6.70         5.00
     Third Quarter                        29.20         6.58         19.52         4.40         6.76         4.26
     Fourth Quarter                       31.23         7.13         19.88         4.54         7.14         4.42

YEAR ENDING DECEMBER 31, 2004:
     First Quarter                        43.33         9.57         31.83         7.03         9.35         6.92
     Second Quarter                       38.29         8.51         33.27         7.40         8.61         7.24
     Third Quarter                        42.31         9.44         33.41         7.45         9.43         7.28
     Fourth Quarter*                      40.56         9.26         35.01         7.99         9.60         7.71


                                     ORDINARY SHARES REPORTED ON TASE            ORDINARY SHARES REPORTED ON NASDAQ
                          --------------------------------------------------        ------------------------------
                                   HIGH                         LOW                    HIGH                LOW
                          ---------------------        ---------------------        -----------        -----------
                           NIS       $    DATE          NIS       $    DATE          $    DATE          $    DATE
                          -----     ----  -----        -----     ----  -----        ----  -----        ----  -----
LAST TWELVE MONTHS
     Nov 2004*            40.56     9.26  22/11        37.22     8.50  01/11        9.60  22/11        8.23  01/11
     Oct 2004             39.04     8.74  25/10        35.01     7.84  18/10        8.94  25/10        7.71  13/10
     Sept 2004            36.67     8.18  28/09        34.36     7.67  23/09        8.34  29/09        7.71  23/09
     Aug 2004             42.26     9.34  01/08        33.41     7.38  16/08        9.15  02/08        7.28  16/08
     July 2004            42.31     9.37  29/07        37.65     8.34  04/07        9.43  21/07        8.25  01/07
     June 2004            37.77     8.40  07/06        34.01     7.56  01/06        8.61  17/06        7.64  01/06
     May 2004             38.29     8.41  12/05        33.56     7.37  31/05        8.16  12/05        7.36  28/05
     April 2004           37.55     8.18  25/04        33.27     7.25  14/04        8.20  23/04        7.24  14/04
     March 2004           39.38     8.70  01/03        35.41     7.82  28/03        8.93  01/03        7.90  24/03
     Feb 2004             43.33     9.66  16/02        38.40     8.56  04/02        9.35  12/02        8.48  05/02
     Jan 2004             36.99     8.25  20/01        31.83     7.10  04/01        8.64  20/01        6.92  02/01
     Dec 2003             30.34     6.93  31/12        26.37     6.02  08/12        6.95  29/12        6.02  08/12
     Nov 2003             31.23     7.02  18/11        25.43     5.72  05/11        7.14  18/11        5.74  04/11


* until the date of this Offer to Purchase.

     On November 22, 2004 the last trading day on the Nasdaq and on TASE, prior to announcement of the Offer, the closing sale price per Share as reported by Nasdaq was $9.60 and as reported by the TASE, was NIS 40.56, or $9.26, at the representative exchange rate in effect on that day. In the six months preceding the commencement of the Offer, the average price of our Ordinary Shares as reported by Nasdaq was $8.33 and, as reported by TASE, was NIS 37.54, $8.57 at the representative exchange rate in effect on November 22, 2004. The Company's shareholders' equity, in accordance with its consolidated reviewed financial statements as of June 30, 2004 (prepared in accordance with Israeli GAAP) was approximately NIS 973.1 million, or $216.4 million (at the representative rate of exchange on June 30, 2004). The Company's shareholders' equity, per each Ordinary Share1, in accordance with its consolidated reviewed financial statements as of June 30, 2004 (prepared in accordance with Israeli GAAP) was approximately NIS 40.83, or $9.08 (at the representative rate of exchange on June 30, 2004). Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender your Elbit shares.

     During the 24-month period preceding the date of this Offer, we did not distribute any dividends or bonus shares, or consolidated or split our shares or made an offering of rights to our shareholders.

9.   SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 2,800,000 shares pursuant to the Offer at $11.40 per Share, the Company expects the maximum amount required to purchase shares pursuant to the Offer and to pay related fees and expenses will be approximately $32 million (approximately NIS 140 million at the representative rate of exchange in effect on the date of this Offer to Purchase), which the Company expects to obtain from cash on hand at the time of the payments.

10.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Elbit Medical Imaging Ltd. was incorporated in 1996 and has a perpetual duration. We were incorporated under the laws of the State of Israel and are subject to the Israeli Companies Law 1999 - 5759 and the Israeli Securities Law 1968 - 5728 and any regulations published under these laws. Our shares are listed on the NASDAQ National Market (ticker symbol EMITF) and on the Tel Aviv Stock Exchange. Our executive offices are located at 13 Mozes Street, Tel-Aviv 67442, Israel. Telephone no: 972-3-6086000.

     Our activities are divided into three principal fields: (i) ownership, operation, management, acquisition, expansion and development of commercial and entertainment malls in Europe, primarily in Eastern and Central Europe; (ii) ownership, operation, leasing, management, acquisition, expansion and development of hotels in major European cities and ownership, operation and management of a commercial and entertainment mall in Israel through our subsidiary Elscint Limited; and (iii) research and development in the image guided focused ultrasound activities through our subsidiary InSightec -Image Guided Treatment Ltd.

     In addition to the above, we and our Elscint subsidiary hold interests in certain venture capital backed companies and bio-medical investments. The scope of our and Elscint's activity in these areas of business is not significant to our results of operations.

     The foregoing description of the Company's business is qualified in its entirety by the more detailed discussion contained in the Company's Annual Report on Form 20-F for the year ended December 31, 2003 and in its other filings made with the SEC under the Exchange Act.

     ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549. Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC.

----------

1 Calculated excluding 42,400 Shares held by the Company and 524,187 held by Elscint, a subsidiary of the Company.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of the date hereof, the Company had issued and outstanding 24,397,082 shares (such number includes (i) 42,400 dormant shares, which are owned by the Company; and (ii) 318,756 shares (out of a total of 524,187 shares) held by Elscint, a subsidiary of the Company, with respect to which Elscint does not have any voting rights by virtue of the Israeli Companies Law of 1999). The 2,800,000 shares that the Company is offering to purchase pursuant to the Offer represent approximately 11.50% of the Company's issued and outstanding share capital1 (approximately 11.33% on a fully diluted basis2 and approximately 11.65% of the voting rights3 in the Company (approximately 11.48% on a fully diluted basis4).

     The following table sets forth, to the best of the Company's knowledge, share ownership information as of the date of this Offer to Purchase with respect to:

     1) Each person who is known by Elbit to be the beneficial owner of 5% or more of Elbit's outstanding shares;

     2) the number of Ordinary Shares beneficially owned by each officer and director of Elbit and as a group; and

     3) the number of Ordinary Shares beneficially held by Elscint, a subsidiary of the Company.

     Except where otherwise indicated, Elbit believes, based on information furnished by such owners, that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares. Other than as disclosed below, none of Elbit's officers or directors beneficially owns 1% or more of our outstanding Ordinary Shares. Unless otherwise indicated, the address of beneficial owners listed below is 13 Mozes Street Tel-Aviv, Israel.


                                                                                     PERCENT OF
                                                                                      ORDINARY
                                        NUMBER OF                                      SHARES    PERCENTAGE OF
                                        ORDINARY         PERCENT OF                 OUTSTANDING  VOTING RIGHTS
                                         SHARES          ORDINARY    PERCENTAGE OF  ON A FULLY-   ON  A FULLY
                                       BENEFICIALLY       SHARES        VOTING         DILUTED      DILUTED
HOLDER                                   OWNED         OUTSTANDING(1)   RIGHTS(2)    BASIS(1)(3)   BASIS(2)(3)
                                        ----------         -----         -----         -----         -----
Europe-Israel (M.M.S.) Ltd. (4)         13,437,084         55.17         55.90         54.39         55.10

Bank Leumi (Provident Funds)             1,636,869          6.72          6.81          6.63          6.71
32 Yehuda Halevi Street
Tel-Aviv, Israel

Bank Leumi (Mutual Funds)                  796,004          3.27          3.31          3.22          3.26
32 Yehuda Halevi Street
Tel-Aviv, Israel

Elscint Limited (5)                        524,187          2.15          2.18          2.12          2.15

Mordechay Zisser,                              ---           ---           ---          1.42          1.44
Executive Chairman of the Board
of Directors (6)

----------

1    See footnote 1 on page 10 above.

2    See footnote 2 on page 10 above.

3    See footnote 3 on page 10 above.

4    See footnote 2 on page 10 above.

                                                                                     PERCENT OF
                                                                                      ORDINARY
                                        NUMBER OF                                      SHARES    PERCENTAGE OF
                                        ORDINARY         PERCENT OF                 OUTSTANDING  VOTING RIGHTS
                                         SHARES          ORDINARY    PERCENTAGE OF  ON A FULLY-   ON  A FULLY
                                       BENEFICIALLY       SHARES        VOTING         DILUTED      DILUTED
HOLDER                                   OWNED         OUTSTANDING(1)   RIGHTS(2)    BASIS(1)(3)   BASIS(2)(3)
                                        ----------         -----         -----         -----         -----
Shimon Yitzhaki,                           100,000          0.41          0.42          0.40          0.41
President and Director

Rachel Lavine,                              90,000          0.37          0.37          0.36          0.37
Director

Joshua (Shuki) Forer,                       15,000          0.06          0.06          0.06          0.06
Director

David Rubner,                                  ---           ---           ---           ---           ---
Director

Yosef Apter,                                   ---           ---           ---           ---           ---
External Director

Zvi Tropp,                                     ---           ---           ---           ---           ---
Director

Marc Lavine,                                50,000          0.21          0.21          0.20          0.21
General Counsel, Corporate
Secretary

Avraham Shitrit,                            37,500          0.15          0.16          0.15          0.15
Chief Financial Officer

All officers and directors as a         14,079,584           ---           ---         56.99         57.74
group (9 persons)(7)


     (1)  Excluding 42,400 shares held by the Company.

     (2) Excluding: (i) 42,400 shares held by the Company; and (ii) 318,756 shares (out of a total of 524,187 shares) held by Elscint, a subsidiary of the Company, with respect to which Elscint does not have any voting rights by virtue of the Israeli Companies Law of 1999.

     (3) Assuming the exercise of 350,000 options held by Mr. Mordechay Zisser, the Executive Chairman of the Company's Board of Directors, which constitute, as of the date hereof, all of the Company's securities convertible into or exercisable for shares.

     (4) As of November 22, 2004, Control Centers Ltd. owns 80.35% of the issued and outstanding shares of Europe-Israel. Control Centers is controlled by Mr. Mordechay Zisser, the Executive Chairman of the board of directors of the Company.

     (5) A subsidiary of the Company. Pursuant to the Israeli Companies Law of 1999, Elscint does not have voting rights with respect to 318,756 shares by virtue of the Israeli Companies Law of 1999.

     (6) Mr. Zisser is the indirect controlling shareholder of the Company through his holdings in Europe-Israel and Control Centers. See notes
          (4) and (7).

     (7) Includes 13,437,084 shares of Elbit held by Europe-Israel, which may be deemed indirectly beneficially owned by Mr. Mordechay Zisser by virtue of his control of Europe-Israel through his control of Control Centers, as described in footnote (4). Mr. Zisser disclaims beneficial ownership of such shares. Also includes 350,000 shares underlying options which are currently exercisable and 292,500 shares issued to other directors and officers of the Company pursuant to the Company's employees and officers incentive plan, which have either vested or will vest within 60 days after the date of this report.

     Except for (i) 318,756 shares held by Elscint; and (ii) 350,000 shares underlying options that prior to the exercise thereof confer no voting rights to the holder thereof, the shareholders listed above do not have any different voting rights from any other shareholder of Elbit. However, by virtue of the fact that Europe-Israel holds more than a majority of the outstanding shares of Elbit, it can, in all likelihood, control the direction of Elbit at shareholders' meetings where a simple majority vote is required for adoption of proposals.

     In 2001, the Company adopted an Officers and Employees Incentive Plan (the "PLAN"). As of the date hereof, 584,500 shares were granted thereunder to its employees and officers (through a trustee) for a price per Share of NIS 24.1 plus 6% interest per annum for a 5-year period. Under the Plan, the Company granted each offeree a loan in an amount equal to the full purchase price to be paid by such offeree in consideration for the shares purchased by such offeree, and the shares purchased by each offeree were used as sole collateral for the payment of such loan, including applicable interest. As of the date hereof, all of the shares granted under the Plan are held by the trustee in favor of the Company's offerees and all such shares have voting rights.

     As of November 17, 2004, there were approximately 217 holders of record of our Ordinary Shares with addresses in the United States, holding approximately 5.5% of our issued and outstanding Ordinary Shares.

     It should be noted that Europe-Israel (M.M.S.) Ltd, our controlling shareholder, which holds approximately 55.17% of the Company's issued and outstanding share capital20 (approximately 54.39% on a fully diluted basis21) and approximately 55.90% of the voting rights22 in the Company (approximately 55.10% on a fully diluted basis2), has informed us that it intends to tender all of its shares. All our directors and officers who currently hold shares have informed us of their intention to participate in the Offer with respect to all of their holdings in the Company. For description of their share holdings, see
Section 11. Elscint, a public company, in which we hold approximately 58.98% of its issued and outstanding share capital and which is a holder of approximately 2.15% of our issued and outstanding share capital1 (approximately 2.12% on a fully diluted basis2) and approximately 2.18% of the voting rights3 in the Company (approximately 2.15% on a fully diluted basis2) has not informed us whether it intends to participate in the offer. See the Introduction and Background section, as well as Sections 2 and 10 through 12.

     During the 60 days prior to the date hereof, the Company did not purchase any of its shares. To the best of the Company's knowledge, after reasonable inquiry, none of the Company's or its subsidiaries' directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the Company's shares during the same time period, except for a transaction between Elscint, our subsidiary, with Leumi - Pia Trust management Company Ltd. ("Pia") on behalf of certain mutual funds of Bank Leumi Le'Israel B.M dated November 2, 2004 pursuant to which Elscint sold to Pia 357,953 shares of the Elbit in exchange for the purchase by Elscint from Pia of 576,923 shares of Elscint.

     Except as described above, neither Elbit nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any entity controlled by them, is a party to any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of Elbit.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of shares pursuant to the Offer will reduce the number of shares that might otherwise be traded publicly. This may result in a lower share prices or reduced liquidity in the trading market for the Company's shares in the future. However, the Company believes that there will still be a sufficient number of shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the shares. Based on the published guidelines of Nasdaq and the TASE, we believe that our purchase of shares pursuant to the Offer will not, in itself, cause the remaining shares of Elbit to be delisted from Nasdaq or the TASE.

----------
1    Excluding 42,400 shares held by the Company.

2 Assuming the exercise of 350,000 options held by Mr. Mordechay Zisser, the Executive Chairman of the Company's Board of Directors, which constitute, as of the date hereof, all of the Company's securities convertible into or exercisable for shares.

3 Excluding: (i) 42,400 shares held by the Company; and (ii) 318,756 shares (out of a total of 524,187 shares) held by Elscint Limited, a subsidiary of the Company, with respect to which Elscint does not have any voting rights by virtue of the Israeli Companies Law of 1999.

     The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. The Company believes that, following the purchase of shares pursuant to the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The shares the Company acquires pursuant to the Offer will be considered dormant shares and will be available for the Company to sell without further shareholder action (except as may be required by applicable law or the Nasdaq rules or any securities exchange on which the shares are listed) for purposes including the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future stock option and employee benefit plans. Elbit has no current plans for sale of the shares repurchased pursuant to the Offer.

     The shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the SEC. The Company believes that its purchase of shares pursuant to the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.  CERTAIN TAX CONSEQUENCES.

MATERIAL U.S. TAX CONSIDERATIONS.

     The following summary describes certain material United States federal income tax consequences relevant to the Offer applicable to holders of shares who are U.S. Holders and whose shares are tendered and accepted for payment pursuant to the Offer. A "U.S. Holder" is a beneficial owner of the shares who is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation, that was created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over its administration and if one or more United States persons have the authority to control all of its substantial decisions.

     The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "CODE"), existing and proposed United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion assumes that the Company is not and has never been a "passive foreign investment company", "foreign personal holding company", "foreign investment company" or "controlled foreign corporation" for U.S. federal income tax purposes.

     This summary discusses only shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders subject to special treatment, including, without limitation,

     o    certain financial institutions or "financial services entities",

     o    broker-dealers in securities or commodities,

     o    insurance companies,

     o persons who have elected to apply a mark-to-market method of accounting,

     o    tax-exempt organizations or retirement plans,

     o holders who received their shares through the exercise of employee stock options or otherwise as compensation,

     o    persons whose functional currency is not the U.S. dollar,

     o holders owning directly, indirectly or by attribution, at least 10% of the Company's voting power, or

     o persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" or "constructive sale" transaction for United States federal income tax purposes.

     This summary also does not address any aspects of state, local, foreign tax consequences, or possible application of the U.S. federal gift or estate tax, of participating in the Offer. Holders of shares who are not U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable non-U.S. tax consequences of the Offer. For discussion of certain Israeli income tax considerations, see below under "Material Israeli Tax Considerations".

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED ON PRESENT LAW. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS BASED UPON ITS PARTICULAR CIRCUMSTANCES.

     CHARACTERIZATION OF THE OFFER - An exchange of shares for cash pursuant to the Offer by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, the U.S. Holder will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from the Company.

     Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash, if the exchange satisfies one of the following tests (i) the exchange results in a "complete termination" of all such U.S. Holder's equity interest in the Company, (ii) the exchange results in a "substantially disproportionate" redemption with respect to such U.S. Holder or
(iii) the exchange is "not essentially equivalent to a dividend" with respect to the U.S. Holder. These tests are referred to as the "Section 302 tests". In applying each of the Section 302 tests, a U.S. Holder must take into account not only shares actually owned by the U.S. Holder but also shares owned by certain related individuals and entities and shares that such U.S. Holder has the right to acquire by exercise of an option, that are treated as constructively owned by such U.S. Holder pursuant to Section 318 of the Code. Due to the factual nature of the Section 302 tests, U.S. Holders should consult their tax advisors to determine whether the purchase of their shares pursuant to the Offer qualifies for sale treatment in their particular circumstances.

     "Complete Termination Test" - Generally, a U.S. Holder that exchanges all shares actually or constructively owned by such U.S. Holder for cash pursuant to the Offer will be regarded as having completely terminated such U.S. Holder's equity interest in the Company.

     "Substantially Disproportionate Test" - An exchange of shares for cash will be a "substantially disproportionate" redemption with respect to a U.S. Holder if, among other things, the percentage of the then outstanding shares actually or constructively owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the shares actually or constructively owned by such U.S. Holder immediately before the exchange (treating as outstanding all shares purchased pursuant to the Offer). If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test.

     "Not Essentially Equivalent to a Dividend test" - A U.S. Holder who wishes to satisfy the "not essentially equivalent to a dividend" test is urged to consult such U.S. Holder's tax advisor because this test will be met only if the reduction in such U.S. Holder's proportionate interest in the Company constitutes a "meaningful reduction" given such U.S. Holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1%) and who exercises no control over corporate affairs should constitute such a "meaningful reduction".

     Generally, if a U.S. Holder sells shares to persons other than the Company at or about the time such U.S. Holder also sells shares to the Company pursuant to the Offer, and the various sales effected by the U.S. Holder are part of an overall plan to reduce or terminate such U.S. Holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the U.S. Holder's sale of shares pursuant to the Offer and, if integrated, may be taken into account in determining whether the Holder satisfies any of the three tests described above. A U.S. Holder should consult his tax advisor regarding the treatment of other exchanges of shares for cash that may be integrated with such U.S. Holder's sale of shares to the Company pursuant to the Offer.

     If a U.S. Holder satisfies any of Section 302 tests, such U.S. Holder will be treated as recognizing gain or loss from the disposition of shares for cash. Such gain or loss will be equal to the difference between the amount of cash received plus any Israeli taxes withheld (see below under Material Israeli Tax Consideration) and such U.S Holder's tax basis in the shares exchanged therefor. Any such gain or loss will generally be U.S. source income or loss for U.S. foreign tax credit purposes, will be capital gain or loss and will be characterized as long-term capital gain or loss if the holding period of the exchanged shares exceeds one year as of the date of the exchange. As explained below, any long-term capital gain recognized by non-corporate U.S. Holders, will be taxable at a maximum rate of 15%. However, any short-term capital gain recognized by U.S. Holders that are individuals, and any long-term or short-term capital gain recognized by U.S. Holders that are corporations will be taxable at regular income tax rates. Specified limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased from the U.S. Holder under the Offer. A U.S. Holder tendering its shares to the U.S. Depositary may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer.

     If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder in such exchange will be treated under Section 301 of the Code as a dividend to the extent of the Company's current and accumulated earnings and profits as determined for United States federal income tax purposes. Any portion of the amount of cash received in excess of the Company's current and accumulated earnings and profits, will be applied against and reduce the adjusted basis of the U.S. Holder in the shares (as a tax-free return of capital) and to the extent that such amount exceeds such U.S. Holder's adjusted basis in the shares it will be treated as capital gain from the sale or exchange of the shares.

     If a purchase of a U.S. Holder's shares by us pursuant to the Offer is treated as a receipt by the U.S. Holder of a dividend, such U.S. Holder's tax basis in the shares exchanged, however, will be added to such U.S. Holder's tax basis in the remaining shares that the U.S. Holder owns (and may be lost if such U.S. Holder does not actually retain any stock ownership of the Company). To the extent that cash received in exchange for shares is treated as a dividend to an individual U.S. Holder, the Company believes that such U.S. Holder should be eligible for the reduced rates of 15% on such dividends (provided that certain holding period requirements are satisfied), because shares tendered pursuant to the Offer should be treated as readily tradable on an established securities market in the U.S. for federal income tax purposes. To the extent that cash received in exchange for shares is treated as dividend to a corporate U.S. Holder, it will be subject to a top tax rate of 35%. The amount treated as dividends generally will be foreign source passive income for U.S. foreign tax credit purposes, and will not qualify for dividends received deduction available to corporations. All U.S. Holders should consult their own tax advisors regarding the different tax consequences applicable to them with respect to sale and dividend treatment.

     The Company cannot presently determine the extent to which the Offer will be oversubscribed. Proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

     Information Reporting and Backup Withholding - Payments made by the U.S. Depositary in connection with the Offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a holder of shares or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the shareholder (or other payee) who tenders its shares to the U.S. Depositary provides such shareholder's (or other payee's) taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the U.S. Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the IRS. Therefore, each shareholder tendering its shares to the U.S. Depositary should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the U.S. Depositary that the shareholder is not subject to backup withholding. Specified shareholders (including, among others, all corporations and certain non-U.S. shareholders (in addition to non-U.S. corporations)) are generally not subject to these backup withholding and reporting requirements rules. Shareholders should consult with their tax advisor as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     In order for a shareholder who is not a U.S. Holder and who tenders its shares to the U.S. Depositary to qualify as an exempt recipient, such shareholder must certify under penalties of perjury as to its status as a non-U.S. Holder on IRS Form W-8BEN or other applicable IRS Form W-8, attesting to that shareholder's exempt status.

     Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holders' U.S. federal income tax liability, provided the required information is furnished to the IRS. Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income.

CONSEQUENCES TO SHAREHOLDERS WHO DO NOT TENDER PURSUANT TO THE OFFER.

Shareholders who do not accept the Company's Offer to tender their shares will not incur any tax liability as a result of the consummation of the Offer.

MATERIAL ISRAELI TAX CONSIDERATIONS.

     The following discussion summarizes the material Israeli tax considerations of the Offer applicable to Elbit's shareholders whose shares are tendered and accepted for payment pursuant to the Offer. The following discussion is based on the ITO, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax considerations discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax considerations discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only shares that are held as capital assets (generally, assets held for investment) within the meaning of theITO. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED ON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO YOU AND THE PARTICULAR TAX EFFECTS OF THE OFFER, INCLUDING THE APPLICATION OF ISRAELI OR OTHER TAX LAWS.

     THE DISCUSSION BELOW DOES NOT ADDRESS THE EFFECTS OF ANY NON-ISRAELI TAX LAWS. HOLDERS OF SHARES WHO ARE U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE OFFER. FOR A DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS, SEE ABOVE UNDER "MATERIAL U.S. TAX CONSIDERATIONS."

     CHARACTERIZATION OF THE PURCHASE. The purchase of shares by us pursuant to the Offer will generally be treated as a taxable transaction for Israeli income tax purposes. As a consequence of the purchase, each shareholder who tendered his/her shares which were accepted for payment by us will be treated as having sold his/her shares or received dividend.

     Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares of Israeli resident companies (such as Elbit), by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder's country of residence provides otherwise.

     Israeli law generally imposes tax on dividends distributed by an Israeli resident company to its shareholders, subject to special exemption or reduced rates mentioned below.

     TAX RATES. Pursuant to the ITO and the regulations promulgated thereunder, real capital gains on the sale of the publicly-traded shares derived after January 1, 2003, will generally be subject to taxation at a rate of 15.0% for individuals or a body of persons to whom the Income Tax Law (Inflationary Adjustment), or section 130A of the ITO, is not applicable. This tax rate is contingent upon the shareholder not claiming a deduction for financing expenses in connection with his or her shares (in which case the gain will be taxed at a rate of 25.0%), and does not apply to: (i) dealers in securities; (ii) shareholders that report in accordance with the Income Tax Law (Inflationary Adjustments), 1985 (who will be taxed at a rate of 35.0% for corporations and at marginal tax rates of up to 49.0% for individuals); (iii) shareholders who acquired their shares prior to Elbit's initial public offering on the TASE (that may be subject to a different tax arrangement); and (iv) in certain cases, shareholders who received their shares through the exercise of employee stock options or otherwise as compensation. The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price on the TASE or Nasdaq, as applicable, for the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

     Non-Israeli residents will generally be exempt from capital gains tax on the sale of the shares, provided that such shareholders did not acquire their shares prior to Elbit's initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli body of persons will not be entitled to such exemption if Israeli residents (i) have a control interest, directly or indirectly, alone or with another, or with another Israeli resident, of more than 25.0% in such non-Israeli body of persons, or (ii) are the beneficiary of, or are entitled to, 25.0% or more of the revenues or profits of non-Israeli body of persons, whether directly or indirectly.

     In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of shares by a person who (i) holds the shares as a capital asset,
(ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty, will generally not be subject to Israeli capital gains tax unless such person has been holding, directly or indirectly, shares representing 10.0% or more of the voting power of Elbit during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable; however, under the U.S.-Israel Tax Treaty, such shareholder may be permitted to claim a credit for such taxes against U.S. federal income tax imposed, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to state or local taxes.

     Dividends distributed by an Israeli resident company are generally subject to tax at a rate of 25% according to the ITO.

     The following exemptions may be applied:

     (i) Dividends distributed by an Israeli resident company to another Israeli resident company from earnings and profits derived and accrued within Israel are exempt from tax.

     (ii) Dividends distributed by an Israeli resident company to Israeli public institution, to an Israeli benefit fund, an Israeli municipal authority, as defined in the ITO, or Mifal Hapyis are generally exempt from tax.

     (iii) Dividends distributed by an Israeli resident company to a resident of a state with whom Israel concluded a double tax convention for avoidance of double taxation are generally subject to a reduced tax rate. According to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, a person who (i) holds at least 10 percent of the Israeli company's voting rights (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty, and not more than 25% of the gross income of the company for such prior taxable year (if any) consists of interest or dividends (other than interest derived from the conduct of a banking, insurance, or financing business and dividends or interest received from subsidiary corporations, 50% or more of the outstanding shares of the voting stock of which is owned by the company at the times such dividends or interest is received), will be subject to a reduced tax rate of 12.5%, otherwise a withholding tax rate of 25% will apply.

     According to a Circular Letter issued by the ITA dated December 26, 2001 (the "CIRCULAR") the self- purchase of shares may be classified as dividend or capital gain. The major criterion for characterizing the gross proceeds paid by the company to the tendering shareholders as capital gain event or dividend is the nature of the payments, I.E. the payment is made equally or correlatively to all of the shareholders as to the par value of the shares (pro rata), in contrast to payments which are made unequally. The Circular further determines that, generally, such transaction should be characterized as a capital event (sale of shares) and not as dividend.

     In the event a company purchased its shares equally (pro-rata) from all its shareholders, such transaction should be treated as DIVIDEND DISTRIBUTION and relevant provisions in respect of withholding tax in accordance with section 161 of the ITO will apply (25% withholding Tax).

     Based on a pre-ruling dated on November 22, 2004, issued by the ITA, so long as the number of shares tendered in the Offer constitutes 95% OR LESS of the number of issued and outstanding shares of the Company, a 15% withholding tax rate will be imposed by the ITA on the real capital gain accrued to the tendering shareholders in accordance with the Income Tax Regulations (deduction from remuneration, payment or capital gain in selling securities or in future transaction), 2002. However, in the event the number of shares tendered in the Offer constitutes MORE THAN 95% of the number of issued and outstanding shares of the Company, a 25% withholding tax rate will be imposed by the ITA to the tendering shareholders on the gross proceeds. These rates apply either to individuals or companies (Israeli residents companies are exempted, in such case, from withholding tax, in accordance with the provisions of section 126(b) of the ITO).


     However, in a case that the tendering shareholders have an appropriate approval from the ITA for a reduced withholding tax, either in respect of capital gains or dividends, and it was submitted to us through our Depositaries, the reduced rate will apply. It should be noted that the rates of withholding tax under the pre-ruling may not affect the classification of the transaction in respect of the tendering shareholders and therefore might not be a final tax.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE APPLICATION OF ISRAELI INCOME AND WITHHOLDING TAXES (INCLUDING ELIGIBILITY FOR ANY WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE).

     ALL QUESTIONS AS TO THE VALIDITY, FORM OR ELIGIBILITY OF ANY DECLARATION FORM OR ITA WAIVER (INCLUDING TIME OF RECEIPT) AND, SUBJECT TO APPLICABLE LAW, THE WITHHOLDING OF ISRAELI TAXES, WILL BE DETERMINED BY US, IN OUR SOLE DISCRETION. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us or any of our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

     The Israeli withholding tax is not a final tax, but an advance payment of the final tax. The Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the Israeli Income Tax Authorities, or "ITA" in order to obtain a refund. However, we cannot assure you whether and when the ITA will grant such refund.

     An excerpt of the definition of an "Israeli resident" under the ITO is set forth below:

     (A) with respect to an individual - a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

          (1) in order to determine the center of vital interests of an individual, account will be taken of the individual's family, economic and social connections, including, among others:

               (a)  place of permanent home;

               (b) place of residential dwelling of the individual and the individual's immediate family;

               (c) place of the individual's regular or permanent occupation or the place of his permanent employment;

               (d) place of the individual's active and substantial economic interests;

               (e) place of the individual's activities in organizations, associations and other institutions;

          (2) the center of vital interests of an individual will be presumed to be in Israel:

               (a) if the individual was present in Israel for 183 days or more in the tax year;

               (b) if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual's presence in Israel that tax year and the two previous tax years is 425 days or more.

                    For the purposes of this provision, "day" includes a part of a day.

          (3) the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

     (B) with respect to a body of persons - a body of persons which meets one of the following:

          (1)  it was incorporated in Israel;

          (2) the "control and management" of its business is exercised in Israel."

14.  EXTENSION OF OFFER; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares.

     In the event that we extend the Offer, we will inform the Depositaries of that fact. We will also publicly announce the new Expiration Date in accordance with applicable law, and in any event issue a press release in the United States to this effect no later than 9:00 a.m., New York time (4:00 p.m. Israel time), on the first U.S. Business Day following the day on which we decide to extend the Offer and issue an immediate report in Israel no later than 9:30 a.m. Israel time (2:30 a.m. New York time) on the first Israeli Business Day following the day on which we decide to extend the Offer. In addition, as required under Israeli Law, we will also publish a notice in two daily newspapers having a wide circulation and published in Israel in Hebrew.

     Under Israeli law, however, we will not be permitted to extend the Offer, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

     Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement.

     Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) under the Exchange Act and Rule 13e-4(e)(3) under the Exchange Act, which requires that material changes be promptly disseminated to holders of shares in a manner reasonably designed to inform such holders of such change), we currently intend to make announcements regarding the offer by distributing a press release to PR Newswire in the U.S. and an immediate report in Israel and publishing the aforesaid notices in two daily newspapers having a wide circulation and published in Israel in Hebrew.

     If we make a material change in the terms of the Offer (as may be permitted under applicable law) or in the information concerning the Offer or if we waive a material condition of the Offer (if permitted pursuant to the Israeli Securities Law), we will extend the Offer to the extent required by rules of the SEC and by Israeli law. If (i) the Company increases or decreases the price to be paid for shares or the number of shares being sought in the Offer and, in the event of an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (ii) the Offer is scheduled to expire at any time earlier than the tenth U.S. Business Day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will then be extended until the expiration of such ten U.S. Business Days. If, before the Expiration Date, we decide to increase the consideration being offered, such increase will be applicable to all shareholders whose shares are accepted for payment pursuant to the offer.

     In addition, under Israeli law, however, the Offer may not remain open for more than 60 days following the date of this Offer to Purchase, except that if a third party commences a tender offer for Elbit's shares prior to the Expiration Date, we will be permitted to extend the Offer so that that Expiration Date will correspond with the expiration date of the third party's tender offer.

15.  FEES AND EXPENSES.

     It is estimated that the expenses incurred in connection with the Offer will be approximately as set forth below:

U.S. and Israeli Depositaries' Fees and Expenses         $ 15,000

Filing Fees                                              $  5,000

Legal Fees                                               $ 45,000

Accounting Fees                                          $ 30,000

Printing and Mailing Costs                               $ 15,000

Miscellaneous                                            $ 15,000

TOTAL                                                    $125,000

     The Company has retained American Stock Transfer & Trust Company to act as an Information Agent to contact shareholders by mail, telephone, telegraph and personal interviews and to request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services as such, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and may be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     The Company will not pay fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer. The Company will, however, upon request through the Depositaries or the Company, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company for purposes of the Offer.

     The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.  MISCELLANEOUS.

     Elbit is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If Elbit becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, Elbit will make a good faith effort to comply with such law. If, after such good faith effort, Elbit cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Elbit's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, Elbit has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

     Under Israeli law, during the period the Offer is open, Elbit, and any person which controls it or is controlled by it, may not (i) sell or commit to sell shares that are the subject matter of this Offer other than pursuant to the Offer either through the TASE or outside the TASE or (ii) purchase or commit to purchase shares that are the subject matter of this Offer other than pursuant to the Offer, except for the exercise of convertible securities into shares purchased prior to the date of this Offer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ELBIT IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL, THE ACCEPTANCE NOTICE, OR OTHER RELATED DOCUMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ELBIT.

     Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this Offer to Purchase and a Hebrew translation of this Offer to Purchase, including Acceptance Notices of Holders of Israeli Shares with the ISA and the TASE.

ELBIT MEDICAL IMAGING LTD.

November 23, 2004

ELBIT MEDICAL IMAGING LTD.

By: /s/ Shimon Yitzhaki, President
        Shimon Yitzhaki

    /s/ Avraham Shitrit, Chief Financial Officer
        Avraham Shitrit

     Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and Share Certificates and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the U.S. Depositary at its address set forth below.

                      THE U.S. DEPOSITARY FOR THE OFFER IS:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY
                        PHONE: (877) 248-6417 (TOLL FREE)
                                OR (718) 921-8317
                                 ______________

BY MAIL:                   BY FACSIMILE TRANSMISSION:     BY OVERNIGHT COURIER:

ATTN: REORGANIZATION            (718)-234-5001            ATTN: REORGANIZATION
DEPARTMENT                                                DEPARTMENT
59 MAIDEN LANE               CONFIRM BY TELEPHONE:        59 MAIDEN LANE
NEW YORK, NY 10038         (877) 248-6417 (TOLL FREE)     NEW YORK, NY 10038
                               OR (718) 921-8317

     The Acceptance Notice, the certificates for shares, the Deed of Transfer of Shares and any other required documents should be sent or delivered by each Ordinary Shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Israeli Depositary at its address set forth below

                    THE ISRAELI DEPOSITARY FOR THE OFFER IS:

                       MENORAH GAON INVESTMENT HOUSE LTD.

                                 29 HAYEZIRA ST.
                                 RAMAT GAN 52521
                     TEL: 972-3-61115555 FAX: 972-3-6125577

   Additional copies of the Offer to Purchase, the Letter of Transmittal, the
    Acceptance Notice, the Deed of Transfer of Shares, or other tender offer materials may be obtained from the Information Agent

                    THE INFORMATION AGENT FOR THIS OFFER IS:

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                        For Assistance Call: 718.921.8317

                          OUR ISRAELI LEGAL COUNSEL IS:

               GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.

                               One Azrieli Center
                              Tel Aviv 67021 Israel
                               Tel: 972-3-607 4444
                               Fax: 972-3-607 4422